Contact: Rick Berry Chief Financial Officer 600 Travis Street, Suite 5800 Houston, Texas 77002 713.993.4614

The Edelman Financial Group Reports Second Quarter Earnings
from Continuing Operations of $0.14 Per Share

HOUSTON, August 9, 2011 – The Edelman Financial Group Inc. (NASDAQ:EF) today reported second quarter earnings from continuing operations of $4.1 million, or $0.14 per share, versus $2.4 million, or $0.08 per share, in the year earlier period. Client assets rose to $18.8 billion, up 69% from $11.1 billion a year earlier. Revenue excluding Concept Capital, the prime brokerage division which has been spun off, grew 40.7% to $42.8 million. Net operating income from core activities increased to $0.10 per share from $0.08 in the same period last year.

The expansion of the Edelman Financial Services division continued to track plan. The group of six New York area offices that were opened in the fourth quarter of 2009 became profitable in the latest three months. The client assets in these offices rose to $432 million versus $297 million at the end of 2010. An additional 12 Edelman Financial Services branches have commenced operation since the beginning of 2010 and are adding client assets as expected. Eight more branch offices are scheduled to open on September 6, 2011. The net cost of the expansion in the quarter was $0.03 per share, in line with prior periods.

George L. Ball, Chairman and Co-Chief Executive Officer, said, “The quarter was excellent, reflecting our transition to a wealth management company. The growth in earnings from our core operations was especially pleasing. The addition of $640 million of net new client monies – beyond market appreciation – in the latest quarter is indicative of the strides we have made.”

Further demonstrating the firm’s commitment to its wealth management strategy, Ric Edelman, President and Co-Chief Executive Officer, announced the hiring of Joe Bottazzi, a former senior executive of Hewlett-Packard. As the head of HP’s Americas Technology Services business, Mr. Bottazzi was responsible for approximately one-third of HP’s worldwide Technology Services annual revenue. “We are excited that Joe will be leading our new Business Development group. We expect those activities to augment our growth in the years ahead.”

In the second quarter of this year, the Company had a net gain of $1.2 million, or $0.04 per share, from non-core operating adjustments. For the six months, non-core operating adjustments were $2.2 million, or $0.07 per share. During the first six months of the year, the Company earned $7.5 million, or $0.25 per share, from continuing operations, compared to $5.3 million, or $0.18 per share, during the first six months of last year.

Conference Call
The Company will host a conference call on Tuesday, August 9, 2011 to discuss second quarter 2011 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (800) 447-0521 or International dial-in number (847) 413-3238 and enter pass code 30245937. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (888) 843-7419 (U.S.), (630) 652-3042 (International) and entering the pass code 30245937#.

About The Edelman Financial Group
The Edelman Financial Group is a wealth management company that manages approximately $18.8 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. The Edelman Financial Group has approximately 530 employees in 21 states. Additional information is available at www.edelmanfinancial.com.

In addition to the historical information, this press release contains certain forward-looking and non-GAAP statements under federal securities laws. These statements concern The Edelman Financial Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. Non-GAAP information includes operating earnings, defined as earnings from continuing operations, adjusted for investment portfolio gains and losses. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

* * *

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$42,826	$39,425	$84,420	$81,521
Expenses	40,110	35,293	76,328	74,521
Net	2,716	4,132	8,092	7,000
Equity in income of limited partnerships	6,078	926	9,538	4,074
Income from continuing operations before income taxes	8,794	5,058	17,630	11,074
Provision for income taxes	(2,426)	(1,529)	(4,802)	(3,400)
Income from continuing operations, net of income taxes	6,368	3,529	12,828	7,674
Loss from discontinued operations, net of income taxes of
$187, $526, $545 and $1,229 respectively	(293)	(823)	(851)	(1,922)
Net income	6,075	2,706	11,977	5,752
Less: Net income attributable to the noncontrolling interest	(2,234)	(1,158)	(5,298)	(2,369)
Net income attributable to The Edelman Financial Group Inc.	$3,841	$1,548	$6,679	$3,383

Basic earnings (loss) per common share:
Continuing operations	$0.14	$0.08	$0.26	$0.18
Discontinued operations	(0.01)	(0.03)	(0.03)	(0.07)
Net earnings	$0.13	$0.05	$0.23	$0.11

Diluted earnings (loss) per common share:
Continuing operations	$0.14	$0.08	$0.25	$0.18
Discontinued operations	(0.01)	(0.03)	(0.03)	(0.07)
Net earnings	$0.13	$0.05	$0.22	$0.11

Weighted average shares outstanding:
Basic	29,150	29,564	29,159	29,705
Diluted	30,020	29,584	29,978	29,711

Amounts attributable to The Edelman Financial Group Inc. common shareholders:
Income from continuing operations, net of tax	$4,134	$2,371	$7,530	$5,305
Loss from discontinued operations, net of tax	(293)	(823)	(851)	(1,922)
Net income	$3,841	$1,548	$6,679	$3,383

GAAP to Non-GAAP Reconciliation	Three Months Ended		Six Months Ended
	June 30, 2011		June 30, 2011
Operating earnings:	Amount	Diluted EPS	Amount	Diluted EPS
Income from continuing operations, net of tax, attributable to
The Edelman Financial Group Inc.	$4,134	$0.14	$7,530	$0.25
Adjustments:
Loss on note receivable held-for-sale	2,757	0.09	2,671	0.09
Investment portfolio gains, net of tax	(3,950)	(0.13)	(4,877)	(0.16)
Net operating income	$2,941	$0.10	$5,324	$0.18

Weighted average shares outstanding		30,020		29,978

	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
Operating earnings:	Amount	Diluted EPS	Amount	Diluted EPS
Income from continuing operations, net of tax, attributable to
The Edelman Financial Group Inc.	$2,371	$0.08	5,305	0.18
Adjustments:
Investment portfolio gains, net of tax	(57)	-	(2,584)	(0.09)
Net operating income	$2,314	$0.08	2,721	0.09

Weighted average shares outstanding		29,584		29,711

Balance sheet data:
Cash and cash equivalents	$38,741
Other tangible net assets	76,522 115,246
Tangible net assets	115,263
Shareholders' equity	$262,136

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Mass Affluent	$23,046	$17,811	$44,250	$34,684
Other Wealth Management	17,994	12,476	38,397	26,089
Wealth Management Total	41,040	30,287	82,647	60,773
Prime Brokerage Services	-	8,991	-	18,512
Corporate Support and Other	1,786	147	1,773	2,236
Total	$42,826	$39,425	$84,420	$81,521

Income (loss) from continuing operations before equity in income of limited partnerships and income taxes:
Mass Affluent	$6,023	$4,233	$10,803	$8,119
Other Wealth Management	6,083	4,344	12,842	9,101
Wealth Management Total	12,106	8,577	23,645	17,220
Prime Brokerage Services	-	266	-	752
Corporate Support and Other	(9,390)	(4,711)	(15,553)	(10,972)
Total	$2,716	$4,132	$8,092	$7,000

Equity in income of limited partnerships:
Mass Affluent	$-	$-	$-	$-
Other Wealth Management	180	385	2,799	1,027
Wealth Management Total	180	385	2,799	1,027
Prime Brokerage Services	-	-	-	-
Corporate Support and Other	5,898	541	6,739	3,047
Total	$6,078	$926	$9,538	$4,074

Income (loss) from continuing operations before income taxes:
Mass Affluent	$6,023	$4,233	$10,803	$8,119
Other Wealth Management	6,263	4,729	15,641	10,128
Wealth Management Total	12,286	8,962	26,444	18,247
Prime Brokerage Services	-	266	-	752
Corporate Support and Other	(3,492)	(4,170)	(8,814)	(7,925)
Total	$8,794	$5,058	$17,630	$11,074

Net (income) loss attributable to the noncontrolling interest:
Mass Affluent	$(1,446)	$(1,016)	$(2,594)	$(1,949)
Other Wealth Management	(1,130)	(193)	(3,594)	(698)
Wealth Management Total	(2,576)	(1,209)	(6,188)	(2,647)
Prime Brokerage Services	-	-	-	-
Corporate Support and Other	342	51	890	278
Total	$(2,234)	$(1,158)	$(5,298)	$(2,369)